Exhibit 99.1

Center Financial Announces Departure of CFO

LOS ANGELES--(BUSINESS WIRE)--May 25, 2010--Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced that Lonny D. Robinson submitted his resignation as executive vice president and chief financial officer to pursue a new opportunity, effective at the close of business May 27, 2010. President and Chief Executive Officer Jae Whan (J.W.) Yoo will oversee the responsibilities of the chief financial officer position until a permanent successor is appointed.

“We thank Lonny for his contributions over the past three years,” said President and Chief Executive Officer Jae Whan (J.W.) Yoo. “He has been a valued member of our management team and played an integral role in developing our corporate strategy to manage the company through a challenging economic period. While we are sad to say goodbye at this point in time after recent achievements and a return to profitability, we wish him success in his new endeavor.”

The company said it has launched an active search for a permanent successor.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA lending and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $2.08 billion at March 31, 2010. Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

CONTACT:
PondelWilkinson Inc.
Angie Yang
Investor Relations
310.279.5967
ayang@pondel.com